As filed with the Securities and Exchange Commission on July 17, 2020
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
_______________
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
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GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
(Exact name of registrant as specified in its charter)
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Maryland
(State or other jurisdiction of incorporation or organization)
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46-4654479
(I.R.S. Employer Identification Number)
_______________
1520 E. Grand Avenue
El Segundo, California 90245
(310) 469-6100
(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)
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Michael J. Escalante
Chief Executive Officer
Griffin Capital Essential Asset REIT, Inc.
1520 E. Grand Avenue
El Segundo, California 90245
(310) 469-6100
(Name, address, including zip code and telephone number, including area code, of agent for service)
_______________
Copies to:
Michael K. Rafter, Esq.
Erin Reeves McGinnis, Esq.
NELSON MULLINS RILEY & SCARBOROUGH LLP
201 17th Street NW, Suite 1700
Atlanta, Georgia 30363
(404) 322-6000

Approximate date of commencement of proposed sale to public: From time to time after this registration statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☒
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a “large accelerated filer,” an “accelerated filer,” a “non-accelerated filer,” a “smaller reporting company,” or an “emerging growth company.” See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Class A, Class AA, Class AAA, Class T, Class S, Class D, Class I, and Class E Common Stock, $0.001 par value per share	$100,000,000	$12,980

(1)	Calculated pursuant to Rule 457(o) of the Securities Act of 1933, as amended.

Distribution Reinvestment Plan
$100,000,000 in Shares of Common Stock

Griffin Capital Essential Asset REIT, Inc. is a Maryland corporation that elected to qualify as a real estate investment trust, or “REIT,” for federal income tax purposes for our taxable year ended December 31, 2015. We are a public, self-managed, non-traded REIT that invests primarily in business essential properties significantly occupied by a single tenant, diversified by corporate credit, physical geography, product type and lease duration. As of June 30, 2020, we have 43 employees. Our subsidiary, Griffin Capital Real Estate Company, LLC, is the entity through which we conduct our business. As of June 30, 2020, our real estate portfolio consisted of 122 office and industrial buildings totaling approximately 27 million rentable square feet, located in 25 states. Our net rent for the 12-month period subsequent to March 31, 2020 was approximately $281.1 million with approximately 56.8% generated by properties leased to tenants and/or guarantors or entities whose non-guarantor parent companies have investment grade or what management believes are generally equivalent ratings.
We have established an amended and restated distribution reinvestment plan (“DRP”) designed to provide existing holders of shares of our common stock, consisting of eight classes of shares: Class A shares of common stock, Class AA shares of common stock, Class AAA shares of common stock, Class T shares of common stock, Class S shares of common stock, Class D shares of common stock, Class I shares of common stock, and Class E shares of common stock, with a convenient method to designate the cash distributions paid in connection with their shares for reinvestment in additional shares of our common stock through the DRP. Some of the significant features of the DRP are as follows:

•	Stockholders who elect to participate in the DRP may choose to invest all or a portion of their cash distributions in shares of our common stock.

•	Distributions on shares will be reinvested into additional shares of the same class.

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The per share purchase price for shares purchased pursuant to the DRP will be equal to our net asset value (“NAV”) per share applicable to the class of shares purchased, calculated using the most recently published NAV available at the time of reinvestment.

•	We may offer shares of common stock under our DRP until we have sold an aggregate of $100,000,000 in shares.

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We may amend or terminate our DRP for any reason at any time upon ten days’ prior written notice to participants, which may be provided by filing a Current Report on Form 8-K with the Securities and Exchange Commission (“SEC”); provided, however, no such amendment shall add compensation to the DRP or remove the opportunity for you to terminate your participation in the DRP.

•	Participants may terminate participation in the DRP at any time by providing us with written notice.

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If you elect to participate in the DRP and are subject to federal income taxation, you will incur a tax liability for distributions allocated to you even though you have elected not to receive the distribution in cash.

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Stockholders may elect to participate in the DRP by completing the appropriate section of the account update form attached as Appendix A to this prospectus. If you are already enrolled in the DRP, no action is required.

You should carefully consider the specific risks set forth under the caption “Risk Factors” under Item 1A of Part I of our most recent Annual Report on Form 10-K, and Item 1A of Part II of our Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus, before making an investment decision.

This investment involves a high degree of risk. You should purchase these securities only if you can afford a complete loss of your investment.
Neither the SEC, the Attorney General of the State of New York nor any other state securities regulator has approved or disapproved of our common stock, determined if this prospectus is truthful or complete or passed on or endorsed the merits of this offering. Any representation to the contrary is a criminal offense.

The use of projections or forecasts in this offering is prohibited. Any representation to the contrary and any predictions, written or oral, as to the amount or certainty of any present or future cash benefit or tax consequence which may flow from an investment in our shares of common stock is prohibited.

	Number of Shares Being Offered	Offering Price per Share(2)	Maximum Proceeds (Before Expenses)
Class A common stock(1)	1,492,168 shares	$8.81	$13,146,000
Class AA common stock(1)	2,429,058 shares	$8.81	$21,400,000
Class AAA common stock(1)	204,313 shares	$8.81	$1,800,000
Class T common stock(1)	100,335 shares	$8.97	$900,000
Class S common stock(1)	1,003 shares	$8.97	$9,000
Class D common stock(1)	5,028 shares	$8.95	$45,000
Class I common stock(1)	301,339 shares	$8.96	$2,700,000
Class E common stock(1)	6,756,757 shares	$8.88	$60,000,000
(1) We reserve the right to reallocate shares offered among the classes of shares.
(2) The price per share presented is based on the NAV of the Company’s shares as of June 30, 2020. The actual per share offering price for each class will equal the daily NAV per share applicable to the class of shares purchased, determined on a quarterly basis. Subsequent to the end of each calendar quarter, our NAV per share for each class will be (1) posted on our website, www.gcear.com, (2) made available on our toll-free, automated telephone line, 1-888-926-2688, and (3) available on www.nasdaq.com.

July 17, 2020

SUITABILITY STANDARDS

An investment in our shares of common stock involves significant risks and is only suitable for persons who have adequate financial means, desire a relatively long-term investment and will not need liquidity from their investment. There is no public market for our shares and we cannot assure you that one will develop, which means that it may be difficult for you to sell your shares. This investment is not suitable for persons who seek liquidity or guaranteed income, or who seek a short-term investment.
In consideration of these factors, we have established suitability standards for an initial purchaser or subsequent transferee of our shares. These suitability standards require that a purchaser of shares have, excluding the value of a purchaser’s home, furnishings and automobiles, either:

•	a net worth of at least $250,000; or

•	a gross annual income of at least $70,000 and a net worth of at least $70,000.
Several states have established suitability requirements that are more stringent than our standards described above. Shares will be sold only to investors in these states who meet our suitability standards set forth above along with the special suitability standards set forth below:

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For Alabama Residents - In addition to the general suitability standards, shares will only be sold to Alabama residents that have a liquid net worth of at least 10 times their investment in this program and its affiliates.

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For Idaho Residents - Investors who reside in the State of Idaho must have either (a) a liquid net worth of at least $85,000 and an annual gross income of at least $85,000 or (b) a liquid net worth of at least $300,000. Additionally, an investor’s total investment in the issuer shall not exceed 10% of his or her liquid net worth.

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For Iowa Residents - Iowa investors must have either (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $100,000, or (b) a minimum liquid net worth of at least $350,000. In addition, an Iowa investor’s aggregate investment in us, shares of our affiliates, and other non-exchange traded direct participation programs may not exceed 10% of his or her liquid net worth. Accredited investors in Iowa, as defined in 17 C.F.R. § 230.501, are not subject to the 10% investment limitation.

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For Kansas Residents - It is recommended by the Office of the Kansas Securities Commissioner that Kansas investors limit their aggregate investment in the securities of us and other non-traded real estate investment trusts to not more than 10% of their liquid net worth. For these purposes, “liquid net worth” is defined as that portion of total net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.

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For Kentucky Residents - Investments by residents of the State of Kentucky must not exceed 10% of such investor’s liquid net worth in our shares or the shares of our affiliates’ non-publicly traded real estate investment trusts.

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For Maine Residents - The Maine Office of Securities recommends that an investor’s aggregate investment in this offering and similar direct participation investments not exceed 10% of the investor’s liquid net worth.

•	For Massachusetts Residents - Massachusetts investors may not invest more than 10% of their liquid net worth in this program and in other illiquid direct participation programs.

•	For Missouri Residents - Missouri investors must limit their investment in each class of our securities to 10% of their liquid net worth.

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For Nebraska Residents - Nebraska investors must limit their investment in this offering and in the securities of other non-publicly traded REITs to 10% of such investor’s net worth. An investment by a Nebraska investor that is an accredited investor within the meaning of the Federal securities laws is not subject to the foregoing limitation.

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For New Jersey Residents - Shares will only be sold to residents of New Jersey who have either (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of at least $85,000, or (b) a minimum liquid net worth of $350,000. In addition, a New Jersey investor’s investment in us, our affiliates, and other non-publicly traded direct investment programs (including real estate investment trusts, business development companies, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt offerings) may not exceed ten percent (10%) of his or her liquid net worth.

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For New Mexico Residents - In addition to the general suitability standards listed above, a New Mexico investor may not invest, and we may not accept from an investor, more than 10% of that investor’s liquid net worth in shares of us, our affiliates (excluding affiliated interval funds and affiliated non-direct participation programs), and in other non-traded real estate investment trusts.

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For North Dakota Residents - North Dakota investors must represent that, in addition to the stated net income and net worth standards, they have a net worth of at least ten times their investment in us.

•	For Ohio Residents - Ohio investors shall not invest more than 10% of their liquid net worth in shares of us, our affiliates, and in other non-traded real estate investment trusts.

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For Oregon Residents - Shares will only be sold to residents of the State of Oregon representing that they have a net worth of at least 10 times their investment in us and that they meet one of our suitability standards.

•	For Pennsylvania Residents - A Pennsylvania investor’s investment in us may not exceed more than 10% of the investor’s net worth.

•	For Tennessee Residents - A Tennessee investor’s maximum investment in our common shares cannot exceed 10% of the Tennessee investor’s net worth.

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For Vermont Residents - Accredited investors in Vermont, as defined in 17 C.F.R. § 230.501, may invest freely in this offering. In addition to the suitability standards described above, non-accredited Vermont investors may not purchase an amount in this offering that exceeds 10% of the investor’s liquid net worth.

For purposes of determining investor suitability, “liquid net worth” shall be defined as that portion of net worth consisting of cash, cash equivalents, and readily marketable securities. In all states, net worth is to be determined excluding the value of a purchaser’s home furnishings and automobiles.
In the case of sales to fiduciary accounts, the suitability standards must be met by the fiduciary account, by the person who directly or indirectly supplied the funds for the purchase of the shares or by the beneficiary of the account.

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You should rely only on the information contained in this prospectus or in any free writing prospectus prepared by us in connection with this offering or to which we have referred you. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements contained in or incorporated by reference in this prospectus, other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend for all such forward-looking statements to be covered by the applicable safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such forward-looking statements may discuss, among other things, our future capital expenditures, distributions and acquisitions (including the amount and nature thereof), business strategies, the expansion and growth of our operations, our net sales, gross margin, operating expenses, operating income, net income, cash flow, financial condition, impairments, expenditures, capital structure, organizational structure, and other developments and trends of the real estate industry. Such statements are based on a number of assumptions involving judgments with respect to, among other things, future economic, competitive, and market conditions, including without limitation changes in the political and economic climate, economic conditions and fiscal imbalances in the United States, and other major developments, including wars, natural disasters, epidemics and pandemics, including the outbreak of novel coronavirus (COVID-19), military actions, and terrorist attacks. The occurrence or severity of any such event or circumstance is difficult or impossible to predict accurately. To the extent that our assumptions differ from actual results, our ability to meet such forward-looking statements, including our ability to generate positive cash flow from operations and provide distributions to stockholders, our ability to find suitable investment properties, and our ability to be in compliance with certain debt covenants, may be significantly hindered. Therefore, such statements are not intended to be a guarantee of our performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We cannot guarantee the accuracy of any such forward-looking statements, and we do not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by applicable securities laws and regulations.
Any such forward-looking statements are subject to risks, uncertainties, and other factors and are based on a number of assumptions involving judgments with respect to, among other things, future economic, competitive, and market conditions, all of which are difficult or impossible to predict accurately. To the extent that our assumptions differ from actual results, our ability to meet such forward-looking statements, including our ability to generate positive cash flow from operations and provide distributions to stockholders, and our ability to find suitable investment properties, may be significantly hindered. See the risk factors identified in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the SEC, which is incorporated by reference into this prospectus, for a discussion of some, although not all, of the risks and uncertainties that could cause actual results to differ materially from those presented in our forward-looking statements.

PROSPECTUS SUMMARY
Griffin Capital Essential Asset REIT, Inc.
Griffin Capital Essential Asset REIT, Inc. (“GCEAR”) is a self-managed real estate investment trust (“REIT”) organized primarily with the purpose of acquiring single tenant net lease properties essential to the business operations of the tenant. We were incorporated in Maryland in 2013 and elected to qualify as a REIT for federal income tax purposes for the taxable year ended December 31, 2015. We expect to use a substantial amount of the net investment proceeds from this offering primarily for funding our share redemption program, unless terminated, and for general corporate purposes, including but not limited to, acquiring single tenant business essential properties. As of June 30, 2020, our real estate portfolio consisted of 122 office and industrial buildings totaling approximately 27 million rentable square feet, located in 25 states. Griffin Capital Real Estate Company, LLC (“GRECO”) is our subsidiary and is the entity through which we conduct our business.
On September 20, 2017, we commenced a follow-on offering of up to $2.2 billion of shares (the “Follow-On Offering”), consisting of up to $2.0 billion of shares in our primary offering and $0.2 billion of shares pursuant to our DRP. We reclassified all Class T and Class I shares sold in our initial public offering (the “IPO”) as “Class AA” and “Class AAA” shares, respectively, and offered to the public four new classes of shares of common stock: Class T shares, Class S shares, Class D shares and Class I shares with NAV based pricing in the primary portion of the Follow-On Offering. The DRP offering included all seven of our share classes.
On December 14, 2018, GCEAR, Griffin Capital Essential Asset Operating Partnership II, L.P. (the “GCEAR II Operating Partnership”), GCEAR's wholly-owned subsidiary Globe Merger Sub, LLC (“Merger Sub”), the entity formerly known as Griffin Capital Essential Asset REIT, Inc. (“EA-1”), and Griffin Capital Essential Asset Operating Partnership, L.P. (the “EA-1 Operating Partnership”) entered into an Agreement and Plan of Merger (the “Merger Agreement”). On April 30, 2019, pursuant to the Merger Agreement, (i) EA-1 merged with and into Merger Sub, with Merger Sub surviving as GCEAR's direct, wholly-owned subsidiary (the “Company Merger”) and (ii) the GCEAR II Operating Partnership merged with and into the EA-1 Operating Partnership (the “Partnership Merger” and, together with the Company Merger, the “Mergers”), with the EA-1 Operating Partnership (and now known as the “Current Operating Partnership”) surviving the Partnership Merger. In addition, on April 30, 2019, following the Mergers, Merger Sub merged into GCEAR. In connection with the Mergers, each issued and outstanding share of EA-1’s common stock (or fraction thereof) was converted into 1.04807 shares of our newly created Class E common stock, and each issued and outstanding share of EA-1’s Series A cumulative perpetual convertible preferred stock was converted into one share of our newly created Series A cumulative perpetual convertible preferred stock (the “Series A Preferred Shares”). Also on April 30, 2019, each EA-1 Operating Partnership unit outstanding converted into 1.04807 Class E units in the Current Operating Partnership and each unit outstanding in the GCEAR II Operating Partnership converted into one unit of like class in the Current Operating Partnership (the “OP Units”).
In connection with a potential strategic transaction, on February 26, 2020, our board of directors approved the temporary suspension of the primary portion of our Follow-On Offering, effective February 27, 2020, and our DRP, effective March 8, 2020. On July 16, 2020, our board of directors approved the amendment and reinstatement of our DRP, effective July 27, 2020.
As of June 30, 2020, we have received gross offering proceeds in our Follow-On Offering of approximately $5.6 million from the sale of 564,384 Class T shares, approximately $0.02 million from the sale of 1,793 Class S shares, approximately $0.4 million from the sale of 40,353 Class D shares, approximately $18.1 million from the sale of 1,890,472 Class I shares, approximately $14.4 million from the sale of 1,511,394 Class A shares, approximately $27.9 million from the sale of 2,922,134 Class AA shares, and approximately $0.5 million from the sale of 48,869 Class AAA shares, including proceeds raised and shares issued under our DRP. As of June 30, 2020, approximately $2.1 billion in shares of common stock remained available for sale to the public under our Follow-On Offering, including shares available under our DRP.

We issue shares of our common stock pursuant to our DRP at a purchase price equal to the most recent estimated NAV per share for each share class. Our board of directors, including a majority of the independent directors, has adopted valuation procedures that contain a comprehensive set of methodologies to be used in connection with the calculation of the

NAV. As of the date of this prospectus, our NAV will be calculated quarterly based on the estimated value of our assets less the estimated value of our liabilities. One fundamental element of the valuation process, the valuation of our real property portfolio, is managed by our independent valuation firm, Altus Group U.S., Inc., who was approved by our board of directors, including a majority of our independent directors.
Our office is located at 1520 E. Grand Avenue, El Segundo, California 90245. Our telephone number is (310) 469-6100 and our fax number is (310) 606-5910. Additional information about us may be obtained at www.gcear.com, but the contents of that site are not incorporated by reference in or otherwise a part of this prospectus.
Our Board of Directors
We operate under the direction of our board of directors, the members of which are accountable to us and our stockholders as fiduciaries. Currently, we have seven directors: Michael J. Escalante, our Chief Executive Officer and President, Kevin A. Shields, our Executive Chairman, and five independent directors, Gregory M. Cazel, Ranjit M. Kripalani, Samuel Tang, Kathleen S. Briscoe, and J. Grayson Sanders. Our directors are elected annually by our stockholders.
Our REIT Status
As a REIT, we generally will not be subject to federal income tax on income that we distribute to our stockholders. Under the Internal Revenue Code of 1986, as amended, a REIT is subject to numerous organizational and operational requirements, including a requirement that it distribute at least 90% of its annual taxable income to its stockholders. If we fail to qualify for taxation as a REIT in any year subsequent to the year in which we initially qualified to be taxed as a REIT, our income will be taxed at regular corporate rates, and we may be precluded from qualifying for treatment as a REIT for the four-year period following our failure to qualify. Even if we qualify as a REIT for federal income tax purposes, we may still be subject to state and local taxes on our income and property and to federal income and excise taxes on our undistributed income.
Terms of the Offering
We are currently offering up to $100,000,000 in shares of common stock to our existing stockholders pursuant to the DRP. The purchase price for Class T shares, Class S shares, Class D, Class I, Class A, Class AA, Class AAA, and Class E shares under the DRP will equal our NAV per share applicable to the class of shares purchased, calculated using the most recently published NAV available at the time of reinvestment. We will offer shares under the DRP pursuant to this prospectus until we sell all $100,000,000 in shares of common stock in this offering; provided, however, that our board of directors may amend, suspend or terminate the DRP for any reason, except that no such amendment shall add compensation to the DRP or remove the opportunity for you to terminate your participation in the DRP. We reserve the right to reallocate the shares offered among the classes of shares. This offering must be registered or exempt from registration in every state in which we offer or sell shares. If this offering is not exempt from registration, the required registration generally is for a period of one year. Therefore, we may have to stop selling shares in any state in which the registration is not renewed annually and the offering is not otherwise exempt from registration.
Distribution Reinvestment Plan
This prospectus describes the DRP, which is designed to offer our existing stockholders a convenient method for purchasing additional shares of our common stock by reinvesting cash distributions without paying any selling commissions, fees or service charges. Regardless of your participation in our DRP, you will be taxed on your distributions to the extent they constitute taxable income, and participation in our DRP would mean that you will have to rely solely on sources other than distributions from which to pay such taxes. As a result, you may have a tax liability without receiving cash distributions to pay such liability. Our board of directors may terminate the DRP in our discretion at any time upon ten days’ written notice to participants.

Use of Proceeds
The proceeds raised pursuant to the DRP will be used for funding our share redemption program, unless terminated, and for general corporate purposes, including but not limited to acquiring single tenant business essential properties in accordance with our investment objectives.
Incorporation by Reference
This prospectus incorporates by reference several documents previously filed with the SEC, including, but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2019, as well as all future documents we file pursuant to certain sections of the Exchange Act. These documents contain information about us which supplements the information in this prospectus. See “Incorporation of Certain Documents by Reference and Where You Can Find Additional Information.”

RISK FACTORS
An investment in our common stock involves various risks and uncertainties. You should carefully consider the specific risks set forth under the caption “Risk Factors” under Item 1A of Part I of our most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, as the same may be updated from time to time by future filings under the Exchange Act, which are incorporated by reference into this prospectus, before purchasing our common stock. The risks discussed in our reports can adversely affect our business, operating results, prospects, and financial condition. This could cause the value of our common stock to decline and could cause you to lose all or part of your investment.
ESTIMATED USE OF PROCEEDS
The proceeds raised pursuant to the DRP will be used for funding our share redemption program and for general corporate purposes, including but not limited to acquiring single tenant business essential properties in accordance with our investment objectives. We cannot predict with any certainty how much DRP proceeds will be used for any of the above purposes, and we have no basis for estimating the number of shares that will be sold. No selling commissions, dealer manager fees, or stockholder servicing fees are payable on shares sold under our DRP, and we expect any other offering expenses to be nominal. We will pay actual expenses incurred in connection with this registration and offering of shares, including but not limited to legal fees, printing expenses, mailing costs, blue sky registration fees, and other accountable offering expenses, in our sole discretion. These offering expenses are currently estimated to be approximately $63,000 (or less than 1% of the maximum proceeds).
DESCRIPTION OF OUR DISTRIBUTION REINVESTMENT PLAN
Our DRP allows you to have distributions otherwise distributable to you invested in additional shares of our common stock. We are offering $100,000,000 in shares of our common stock under our DRP. The following discussion summarizes the principal terms of our DRP, effective as of July 27, 2020. The full text of our DRP is included as Appendix B to this prospectus.
Eligibility
Participation in our DRP is limited to investors who currently own our shares. We may elect to deny your participation in our DRP if you reside in a jurisdiction or foreign country where, in our judgment, the burden or expense of compliance with applicable securities laws makes your participation impracticable or inadvisable.
Election to Participate
Assuming you are eligible, you may elect to participate in our DRP by completing the appropriate section of an account update form, which is attached as Appendix A to this prospectus, or other approved enrollment form available from us. Your participation in our DRP will begin with the next distribution made after receipt of your enrollment form. Once enrolled, you may continue to purchase stock under our DRP until we have sold all of the shares of stock registered in this offering, have terminated this offering, or have terminated our DRP. You can choose to have all or a portion of your distributions reinvested through our DRP. You may also change the percentage of your distributions that will be reinvested at any time if you complete the appropriate section of a new account update form or other form provided for that purpose. Any election to increase your level of participation must be made through your participating broker-dealer or, if you purchased your stock other than through a participating broker-dealer, through our dealer manager. If you are already enrolled in the DRP, no action is required.
Stock Purchases
Stock will be purchased under our DRP on our distribution payment dates. The purchase of fractional shares is a permissible and likely result of the reinvestment of distributions under our DRP.

The purchase price per share will equal our NAV per share applicable to the class of shares purchased, calculated using the most recently published NAV available at the time of reinvestment. The price for shares purchased under our DRP bears little relationship to, and will likely exceed, what you might receive for your shares if you tried to sell them or if we liquidated our portfolio. Purchase of our stock under our DRP may effectively lower the total return on your investment with us. Our board of directors reserves the right to designate that certain cash or other distributions attributable to net sale proceeds will be excluded from distributions that may be reinvested in shares under our DRP.
Account Statements
Within 90 days after the end of each calendar year, the administrator of the DRP will mail you a statement of account describing your distributions received, the number of shares purchased, and the per share purchase price for such shares pursuant to the DRP during the prior year. Each statement will also advise you that you are required to notify us in the event that there is any material change in your financial condition or if any representation made by you under the subscription agreement for your initial purchase of securities becomes inaccurate. Tax information regarding your participation in the DRP will be sent to you at least annually.
In addition, our annual report contains information regarding our history of distribution payments. This annual report is mailed to our stockholders each year.
Fees and Commissions
We will not pay a commission in connection with your purchase of stock in our DRP. No dealer manager fees or due diligence expense allowance will be paid on stock sold under the DRP. We will not receive a fee for selling stock under our DRP.
Voting
You may vote all shares of stock acquired through our DRP. As a stockholder, you will receive proxy information in connection with any annual or special meeting of stockholders. This proxy will apply to all shares registered in your name, including all shares credited to your DRP account. You may also vote your shares, including those credited to your DRP account, in person at any annual or special meeting of stockholders.
Tax Consequences of Participation
The reinvestment of distributions does not relieve you of any income tax which may be payable on such distributions. Distributions paid by us to you are treated as dividends to the extent that we have earnings and profits for federal income tax purposes. Any amount distributed in excess of our earnings and profits is a return of capital, which results in reduction in the adjusted basis of your shares. Once your adjusted basis in the shares is reduced to zero, any further distributions are treated as gain from the sale of shares.
If you participate in our DRP, you will recognize taxable dividend income equal to the value of the shares received, even though you purchased shares and did not receive any cash. These deemed dividends will be treated as actual dividends paid from us to you and will retain the character and tax effects applicable to all dividends. One noteworthy tax effect is that REIT distributions generally are not considered “qualified dividend income” and thus are not eligible for the reduced tax rates otherwise available to non-corporate stockholders; subject to narrow exceptions, REIT distributions, including deemed dividends under our DRP, will be subject to tax at ordinary income rates. In addition, as long as we remain qualified as a REIT, corporate stockholders will not be eligible for the dividends received deduction for any distributions. The shares received by you pursuant to our DRP will have a holding period beginning with the day after the distribution, and a tax basis equal to the value of the shares received.

Tax-exempt stockholders, including IRAs, Keogh Plans, 401(k) plans and charitable remainder trusts, generally will not have to pay any taxes on distributions, including distributions reinvested under our DRP. However, if a tax-exempt stockholder borrows to acquire shares, or if we become a pension-held REIT, distributions can be taxable.
The income tax consequences for participants who do not reside in the United States may vary from jurisdiction to jurisdiction.
The above discussion regarding the tax consequences of participating in our DRP is intended only as a general discussion of the current federal income tax consequences of participating in the DRP. Since each eligible participant’s financial situation is different, you should consult your individual tax advisor concerning any tax questions you may have about participation in the DRP.
Termination of Participation
We will provide our stockholders with all material information regarding distributions and the effect of reinvesting distributions, including the tax consequences thereof, at least annually. You may terminate your participation in our DRP at any time by providing us with written notice. Any transfer of your stock will effect a termination of the participation of those shares of stock in our DRP. We request that you promptly notify us should you no longer meet the minimum income and net worth standards described in the “Suitability Standards” section immediately following the cover page of this prospectus or cannot make the other representations or warranties set forth in our subscription agreement at any time prior to the listing of the stock on a national securities exchange. We will terminate your participation to the extent that a reinvestment of your distributions in our stock would cause you to exceed the ownership limitation contained in our charter.
Amendment or Termination of DRP
We may amend or terminate our DRP for any reason at any time upon ten days’ prior written notice to participants, which notice may be provided by filing a Current Report on Form 8-K with the SEC; provided, however, no such amendment shall add compensation to the DRP or remove the opportunity for you to terminate your participation in the DRP, as specified above.
Governing Law
The terms and conditions of the DRP and its operation are governed by the laws of the State of Maryland.
Contact for Answers to Questions Regarding the DRP
All inquiries regarding the DRP should be directed to:
Griffin Capital Essential Asset REIT, Inc.
Attn: Howard S. Hirsch, Chief Legal Officer
1520 E. Grand Avenue
El Segundo, California 90245
(310) 469-6100

PLAN OF DISTRIBUTION
We are offering a maximum of $100,000,000 in shares to our current stockholders through the DRP. Distributions on shares will be reinvested into additional shares of the same class. We reserve the right to reallocate the shares offered among the classes of shares. The purchase price for shares under the DRP will equal our NAV per share applicable to the class of shares purchased, calculated using the most recently published NAV available at the time of reinvestment. We have no basis for estimating the number of shares that will be sold. We reserve the right to terminate this offering at any time. We will not pay selling commissions, dealer manager fees, or stockholder servicing fees with respect to our DRP.
LIMITED LIABILITY AND INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND OTHER AGENTS

Our charter provides that we will indemnify and hold harmless a director, an officer, an employee, an agent, or an affiliate against any and all losses or liabilities reasonably incurred by such party in connection with or by reason of any act or omission performed or omitted to be performed on our behalf in such capacity. This provision does not reduce the exposure of directors and officers to liability under federal or state securities laws, nor does it limit the stockholders' ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us, although the equitable remedies may not be an effective remedy in some circumstances. We have obtained director and officer liability insurance that may cover all or a portion of the losses and liabilities, if any, which may arise from such events.
Our charter further limits our ability to indemnify and hold harmless our directors, our officers, our employees, our agents, and our affiliates for losses arising from our operation by requiring that the following additional conditions be met:

•	our directors, officers, employees, agents, or affiliates have determined, in good faith, that the course of conduct that caused the loss or liability was in our best interests;

•	our directors, officers, employees, agents, or affiliates were acting on our behalf or performing services for us;

•	in the case of our non-independent directors, or affiliates, the liability or loss was not the result of negligence or misconduct by the party seeking indemnification;

•	in the case of our independent directors, the liability or loss was not the result of gross negligence or willful misconduct by the party seeking indemnification; and

•	the indemnification or agreement to hold harmless is recoverable only out of our net assets and not from our stockholders.
The general effect to investors of any arrangement under which any of our controlling persons, directors or officers are insured or indemnified against liability is a potential reduction in distributions resulting from our payment of premiums associated with insurance. In addition, indemnification could reduce the legal remedies available to our stockholders and us against the officers and directors.
The SEC takes the position that indemnification against liabilities arising under the Securities Act is against public policy and unenforceable. Indemnification of our directors, officers, employees, agents, or affiliates and any persons acting as a broker-dealer will not be allowed for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:

•	there has been a successful adjudication on the merits of each count involving alleged securities law violations;

•	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

•
a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which our securities were offered as to indemnification for violations of securities laws.

Our charter provides that the advancement of our funds to our directors, officers, employees, agents, or affiliates for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought is permissible only if all of the following conditions are satisfied: (1) the legal action relates to acts or omissions with respect to the performance of duties or services on our behalf; (2) our directors, officers, employees, agents, or affiliates provide us with written affirmation of their good faith belief that they have met the standard of conduct necessary for indemnification; (3) the legal action is initiated by a third party who is not a stockholder or, if the legal action is initiated by a stockholder acting in his or her capacity as such, a court of competent jurisdiction specifically approves such advancement; and (4) our directors, officers, employees, agents, or affiliates agree in writing to repay the advanced funds to us together with the applicable legal rate of interest thereon, in cases in which such persons are found not to be entitled to indemnification.

Indemnification will be allowed for settlements and related expenses of lawsuits alleging securities laws violations and for expenses incurred in successfully defending any lawsuits, provided that a court either:

•	approves the settlement and finds that indemnification of the settlement and related costs should be made; or

•
dismisses the lawsuit with prejudice or there is a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee and a court approves the indemnification.

Various provisions of our charter described above also apply to our former advisor, to the extent that any claims against our former advisor, relating to its role as our former advisor, remain viable under relevant statute of limitations.
LEGAL MATTERS
Nelson Mullins Riley & Scarborough LLP (“Nelson Mullins”) has passed upon the legality of the common stock. Nelson Mullins does not purport to represent our stockholders or potential investors, who should consult their own counsel.
EXPERTS
The consolidated financial statements of Griffin Capital Essential Asset REIT, Inc. appearing in Griffin Capital Essential Asset REIT, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2019 (including the schedule appearing therein), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE AND WHERE YOU CAN FIND ADDITIONAL INFORMATION
We file annual, quarterly and special reports, proxy statements and other information with the SEC. We furnish our stockholders by mail (or, where permitted, by electronic delivery and notification) with annual reports containing consolidated financial statements certified by an independent registered public accounting firm. The registration statement is, and all of these filings with the SEC are, available to the public over the Internet at the SEC’s web site at www.sec.gov. You can also access documents that will be incorporated by reference into this prospectus at the web site we maintain at www.gcear.com. There is additional information about us and our affiliates at our web site, but unless specifically incorporated by reference herein as described in the paragraphs below, the contents of that site are not incorporated by reference in or otherwise a part of this prospectus.
We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we are disclosing important information to you by referring you to documents we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. The following documents filed with the SEC are incorporated by reference into our prospectus, except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

•	The description of our shares contained in our Registration Statement on Form 8-A12G (Registration No. 000-55605) filed with the SEC on April 8, 2016, as amended and updated;

•	The description of our shares contained in our Registration Statement on Form S-11 (Registration No. 333-217223) filed with the SEC on April 7, 2017, as amended;

•	Current Report on Form 8-K filed with the SEC on February 13, 2020;

•	Current Report on Form 8-K filed with the SEC on February 27, 2020;

•	Annual Report on Form 10-K filed with the SEC on March 4, 2020;

•	Current Report on Form 8-K filed with the SEC on April 2, 2020;

•	Definitive Proxy Statement on Schedule 14A filed with the SEC on April 15, 2020;

•	Quarterly Report on Form 10-Q filed with the SEC on May 12, 2020;

•	Current Report on Form 8-K filed with the SEC on June 17, 2020; and

•	Current Report on Form 8-K filed with the SEC on July 17, 2020.
In addition, all documents and reports, which we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until the termination of the offering of the securities described in this prospectus are incorporated by reference in this prospectus as of the respective filing dates of these documents and reports; provided, however, that we are not incorporating any information “furnished” to the SEC which is not deemed filed. These documents may include, among others, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and proxy statements.
This means that important information about us appears or will appear in these documents and will be regarded as appearing in this prospectus. To the extent that information appearing in a document filed later is inconsistent with prior information, the later statement will control and the prior information, except as modified or superseded, will no longer be a part of this prospectus.
We will provide to each person to whom the prospectus is delivered, upon request, a copy of any or all of the information that we have incorporated by reference into the prospectus but not delivered with the prospectus. To receive a free copy of any of the documents incorporated by reference in the prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, call us at (310) 469-6100 or write us at Griffin Capital Essential Asset REIT, Inc., 1520 E. Grand Avenue, El Segundo, California 90245. The information relating to us contained in the prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in the prospectus.

APPENDIX A

GRIFFIN CAPITAL
ESSENTIAL ASSET REIT

ACCOUNT UPDATE FORM

PLEASE INDICATE GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC. ACCOUNT NUMBER (REQUIRED):

Account #: ______________________

Complete this form and return to address below.

Regular Mail:	**Griffin Capital Essential Asset REIT, Inc. c/o DST Systems, Inc. P.O. Box 219133 Kansas City, MO 64121-9133**
Overnight Address:	**Griffin Capital Essential Asset REIT, Inc. c/o DST Systems, Inc. 430 W 7th St Kansas City, MO 64105**
Fax:	**855.886.9862**

(Fax only accepted on non-custodial accounts)

INSTRUCTIONS

Please complete all applicable sections depending upon your account change(s). Check all boxes that apply.

☐ CHANGE OF ADDRESS (Sections 1, 2 & 5)

☐ CHANGE OF REPRESENTATIVE OR BROKER-DEALER (Sections 1, 3 & 5)

☐ DISTRIBUTION INSTRUCTIONS (Sections 1, 4 & 5)

1.) CURRENT ACCOUNT OWNER INFORMATION

ACCOUNT NAME(S)

TELEPHONE NUMBER ____ – ____ – ____

REGISTERED OWNER'S SSN ____ – ____ – ____

2.) CHANGE OF ADDRESS

If you are providing an address outside of the U.S., please complete the following by indicating citizenship status (REQUIRED):

☐ U.S. Citizen ☐ Resident Alien ☐ Non-Resident Alien

If non-resident alien, investor must submit the appropriate W-8 form (W-8BEN, W-8ECI, W8EXP OR W8IMY).

Please indicate whether the change of address pertains to the:

☐ Mailing Address or ☐ Alternate Address

ADDRESS

CITY

STATE

ZIP CODE

NEW HOME TELEPHONE NUMBER ____ – ____ – ____

NEW BUSINESS TELEPHONE NUMBER ____ – ____ – ____

NEW E-MAIL ADDRESS

3.) CHANGE OF REPRESENTATIVE OR BROKER-DEALER

If the account owner chooses to change from one registered representative to another within the same broker-dealer, a signature is only required from an authorized principal of the broker-dealer. If the account owner chooses to transfer account(s) to a different broker-dealer, all registered account owners and an authorized principal from the new broker-dealer must sign. The registered representative on the account may **not** sign as the authorized principal for the broker-dealer. For custodial accounts, a Medallion Guarantee stamp or appropriate authorization from the custodian is required in section 5.

NEW FIRM NAME

NEW REGISTERED REPRESENTATIVE

REPRESENTATIVE NUMBER

BRANCH ADDRESS

CITY

STATE

ZIP CODE

TELEPHONE NUMBER ____ – ____ – ____

FAX NUMBER ____ – ____ – ____

SIGNATURE BY AUTHORIZED PRINCIPAL REQUIRED

X

Questions regarding your account should be directed to: **888.926.2688** | **www.gcear.com**

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EA-IU27968W (0619)

A - 1

GRIFFIN CAPITAL
ESSENTIAL ASSET REIT

ACCOUNT UPDATE FORM

4.) DISTRIBUTION INSTRUCTION

Investor Services must be in receipt of this form 30 days prior to declaration of the distribution. This authorization will supersede any previous distribution instructions.

☐ **Cash** ____________ %

☐ **DRP** ____________ % (Distribution Reinvestment Plan)

TOTAL = 100%

PLEASE CHECK ALL THAT APPLY:

- ☐ **Elect Direct Deposit/Change Banking Information**
- ☐ **Discontinue Direct Deposit**
- ☐ **Elect Distribution Reinvestment Plan**
- ☐ **Discontinue Distribution Reinvestment Plan**
- ☐ **Mail Distribution Checks to Address of Record**
- ☐ **Mail Distribution Checks to Financial Institution**

- Direct Deposit is not available for investments made through brokerage or custodial held accounts.
- When initiating Direct Deposit, you are required to submit either a voided check or letter from the designated financial institution which verifies the direct deposit instructions.
- By electing to have my distributions reinvested in the Distribution Reinvestment Plan, I agree that I have read the Prospectus and have reviewed the Distribution Reinvestment Plan for the investment designated above.
- If you participate in the Distribution Reinvestment Plan we request that you notify the above referenced investment(s) and your broker-dealer in writing at any time there is a material change in your financial condition, including failure to meet the minimum income and net worth standards as set forth in the prospectus of the above referenced investment(s).
- Changes to custodial accounts require a Medallion Guarantee stamp or appropriate authorization from the custodian.

FINANCIAL INSTITUTION INFORMATION

NAME OF FINANCIAL INSTITUTION

ACCOUNT NUMBER

MAILING ADDRESS

CITY

STATE

ZIP CODE

DIRECT DEPOSIT INFORMATION

The above referenced investment(s) is (are) authorized to deposit my (our) distribution directly into the account specified on this form. The authority will remain in force until I (we) have given written notice that I (we) have terminated it, or until the above referenced investment(s) has (have) notified me (us) that this deposit service has been terminated. In the event that the above referenced investment(s) deposit(s) funds erroneously into my (our) account, it is (they are) authorized to debit my (our) account for an amount not to exceed the amount of the erroneous deposit.

Select One: ☐ Checking Account (voided check **REQUIRED**)

☐ Savings Account

9-DIGIT ROUTING/ABA NUMBER (see example)

Any Bank
Any Street, Anytown
Tel: (001) 555-5555
LAYOUT MAY VARY
MEMO
⑈123456789⑈0001⑆000123456789⑆
ABA Routing #
Check #
Account #

5.) SIGNATURES

All Registered Account Owners are Required to Sign

ACCOUNT OWNER SIGNATURE

X

DATE

JOINT ACCOUNT OWNER OR AUTHORIZED SIGNATURE OF CUSTODIAN

X

DATE

CUSTODIAL ACCOUNTS REQUIRE A MEDALLION GUARANTEE STAMP OR APPROVAL FROM THE CUSTODIAN

Questions regarding your account should be directed to: **888.926.2688** | **www.gcear.com**

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APPENDIX B
GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
DISTRIBUTION REINVESTMENT PLAN
Amended and Restated as of July 27, 2020
Griffin Capital Essential Asset REIT, Inc., a Maryland corporation (the “Company”), has adopted a distribution reinvestment plan (the “DRP”), the terms and conditions of which are set forth below.
1.Distribution Reinvestment. As agent for the stockholders of the Company (“Stockholders”) who (A) purchased shares of the Company’s common stock (the “Shares”) pursuant to the Company’s initial public offering (“Initial Public Offering”), (B) purchase Shares pursuant to any subsequent offering of the Company (“Offering”), or (C) are stockholders holding Class E shares of the Company’s common stock, and who elect to participate in the DRP (the “Participants”), the Company will apply all distributions declared and paid in respect of the Shares held by each participating Stockholder (the “Distributions”), including Distributions paid with respect to any full or fractional Shares acquired under the DRP, to the purchase of the Shares for such participating Stockholders directly, if permitted under state securities laws and, if not, through the dealer manager or participating dealers registered in the participating Stockholder’s state of residence (“Participating Dealers”).
2.Effective Date. The DRP became effective on July 31, 2014. The board of directors of the Company amended and restated the DRP on November 11, 2014, June 16, 2015, March 29, 2016, November 15, 2016, September 8, 2017, and April 15, 2019 (with varying effective dates). The board of directors of the Company further amends and restates the DRP on July 16, 2020, effective July 27, 2020. Any amendment or amendment and restatement to the DRP shall be effective as provided in Section 12.
3.Eligibility and Procedure for Participation. Any Stockholder who purchased Shares pursuant to the Initial Public Offering, purchases shares in any subsequent Offering, or is a stockholder holding Class E shares of the Company’s common stock and who has received a prospectus, as contained in a registration statement filed by the Company with the Securities and Exchange Commission (the “SEC”), may elect to become a Participant by completing and executing the Subscription Agreement, an enrollment form or any other appropriate authorization form as may be available from the Company, the dealer manager or Participating Dealer. The Company may elect to deny a Stockholder participation in the DRP if the Stockholder resides in a jurisdiction or foreign country where, in the Company’s judgment, the burden or expense of compliance with applicable securities laws makes the Stockholder’s participation impracticable or inadvisable. Participation in the DRP will begin with the next Distribution payable after receipt of a Participant’s accepted subscription, enrollment or authorization.
Once enrolled, a Participant may continue to purchase stock under the DRP until all of the shares of stock registered have been sold, the Company no longer has an ongoing offering, or the Company has terminated the DRP. A Participant can choose to have all or a portion of distributions reinvested through the DRP. A Participant may also change the percentage of distributions that will be reinvested at any time by completing a new enrollment form or other form provided for that purpose. Any election to increase a Participant’s level of participation must be made through a Participating Dealer or, if purchased other than through a Participating Dealer, through the Company’s dealer manager. Shares will be purchased under the DRP on the date that Distributions are paid by the Company.
Each Participant agrees that if, at any time prior to the listing of the Shares on a national securities exchange, he or she fails to meet the suitability requirements for making an investment in the Company or cannot make the other representations or warranties set forth in the Subscription Agreement, he or she will promptly so notify the Company in writing.

4.Purchase of Shares. Distributions on Shares will be reinvested into additional Shares of the same class. Participants may acquire DRP Shares at a price equal to the net asset value (“NAV”) per Share applicable to the class of Shares purchased by the Participant, calculated using the most recently published NAV available at the time of reinvestment, until the earliest of (i) the date that all of the DRP Shares registered have been issued or (ii) all offerings terminate and the Company elects to deregister with the SEC the unsold DRP Shares. The use of the Company's NAV as the DRP Share price was determined by the Company’s board of directors in its business judgment. The Company’s board of directors may set or change the DRP Share price for the purchase of DRP Shares at any time in its sole and absolute discretion based upon such factors as it deems appropriate. Participants in the DRP may also purchase fractional Shares so that 100% of the Distributions will be used to acquire Shares; however, a Participant will not be able to acquire DRP Shares to the extent that any such purchase would cause such Participant to exceed the ownership limit as set forth in the Company’s charter or otherwise would cause a violation of the share ownership restrictions set forth in the Company’s charter.
Shares to be distributed by the Company in connection with the DRP may (but are not required to) be supplied from: (a) Shares registered, or to be registered, with the SEC in the Initial Public Offering or a subsequent Offering for use in the DRP (a “Registration”), or (b) Shares of the Company’s common stock purchased by the Company for the DRP in a secondary market (if available) or on a national securities exchange (collectively, the “Secondary Market”).
Shares purchased in any Secondary Market will be purchased at the then-prevailing market price, which price will be used for purposes of issuing Shares in the DRP. Shares acquired by the Company in any Secondary Market or registered in a Registration for use in the DRP may be at prices lower or higher than the Share price which will be paid for the DRP Shares pursuant to the Initial Public Offering or a subsequent Offering.
If the Company acquires Shares in any Secondary Market for use in the DRP, the Company shall use its reasonable efforts to acquire Shares at the lowest price then reasonably available. However, the Company does not in any respect guarantee or warrant that the Shares so acquired and purchased by the Participant in the DRP will be at the lowest possible price. Further, irrespective of the Company’s ability to acquire Shares in any Secondary Market or to make an offering for Shares to be used in the DRP, the Company is in no way obligated to do either, in its sole discretion.
5.No Commissions. No selling commissions, dealer manager fees, or stockholder servicing fees will be paid with respect to the DRP Shares, but the DRP Shares will be charged the applicable distribution fee payable with respect to all Shares of the applicable class.
6.Exclusion of Certain Distributions. The board of directors of the Company reserves the right to designate that certain cash or other distributions attributable to net sale proceeds will be excluded from Distributions that may be reinvested in shares under the DRP.
7.Taxation of Distributions. The reinvestment of Distributions in the DRP does not relieve Participants of any taxes which may be payable as a result of those Distributions and their reinvestment pursuant to the terms of this Plan.
8.Stock Certificates. The ownership of the Shares purchased through the DRP will be in book-entry form unless and until the Company issues certificates for its outstanding common stock.
9.Voting. A Participant may vote all shares acquired through the DRP.
10.Reports. Within 90 days after the end of the Company’s fiscal year, the Company shall provide each Stockholder with an individualized report on his or her investment, including the purchase date(s), purchase price and number of Shares owned, as well as the dates of Distribution payments and amounts of Distributions paid during the prior fiscal year.

11.Termination by Participant. A Participant may terminate participation in the DRP at any time, without penalty by delivering to the Company a written notice. Prior to listing of the Shares on a national securities exchange, any transfer of Shares by a Participant to a non-Participant will terminate participation in the DRP with respect to the transferred Shares. Upon termination of DRP participation for any reason, Distributions paid subsequent to termination will be distributed to the Stockholder in cash.
12.Amendment or Termination of DRP by the Company. The board of directors of the Company may by majority vote (including a majority of the Independent Directors) amend, modify, suspend or terminate the DRP for any reason upon ten days’ written notice to the Participants, which notice may be provided by filing a Current Report on Form 8-K with the SEC, and if the Company is still engaged in an offering, notice may be provided in a supplement to the prospectus or Post-Effective Amendment filed with the SEC; provided, however, no such amendment shall add compensation to the DRP or remove the opportunity for a Participant to terminate participation in the plan, as specified above.
13.Liability of the Company. The Company shall not be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability (a) arising out of failure to terminate a Participant’s account upon such Participant’s death prior to receipt of notice in writing of such death, or (b) with respect to the time and the prices at which Shares are purchased or sold for a Participant’s account. Any limitation of the Company’s liability under this Section 13 may be further limited by Section II.G. of the Statement of Policy Regarding Real Estate Investment Trusts published by the North American Securities Administrators Association, as applicable. To the extent that indemnification may apply to liabilities arising under the Securities Act of 1933, as amended, or the securities laws of a particular state, the Company has been advised that, in the opinion of the SEC and certain state securities commissioners, such indemnification is contrary to public policy and, therefore, unenforceable.

We have not authorized any dealer, salesperson or other individual to give any information or to make any representations that are not contained in this prospectus. If any such information or statements are given or made, you should not rely upon such information or representation. This prospectus does not constitute an offer to sell any securities other than those to which this prospectus relates, or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. This prospectus speaks as of the date set forth below. You should not assume that the delivery of this prospectus or that any sale made pursuant to this prospectus implies that the information contained in this prospectus will remain fully accurate and correct as of any time subsequent to the date of this prospectus.

__________________

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.

Distribution Reinvestment Plan
$100,000,000 in Shares of
Common Stock

__________________

PROSPECTUS
__________________

July 17, 2020

1

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
The following table sets forth the costs and expenses payable by Griffin Capital Essential Asset REIT, Inc. (the “Company”) in connection with the distribution of the securities registered under the Company’s amended and restated distribution reinvestment plan. All amounts are estimated except the SEC registration fee.

Item	Amount
SEC registration fee	$12,980
Legal fees and expenses	20,000
Blue sky fees and expenses	10,000
Accounting fees and expenses	5,000
Other Expenses	15,000
Total	$62,980

Item 15. Indemnification of Directors and Officers
The Maryland General Corporation Law (the “MGCL”) permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except to the extent that (a) it is proved that the person actually received an improper benefit or profit in money, property, or services or (b) a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action. Our charter contains a provision providing for elimination of the liability of our directors or officers to us or our stockholders for money damages, except to the extent discussed below.
The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they are made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property, or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify in respect of any proceeding by or in the right of the corporation in which the director or officer is adjudged liable to the corporation or with respect to any proceeding charging improper personal benefit to the director or officer in which he or she was adjudged to be liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by or on his or her behalf to repay the amount advanced if it shall ultimately be determined that the standard of conduct was not met. It is the position of the Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is therefore unenforceable.
Subject to the limitations below, our charter provides that we shall indemnify and pay or reimburse reasonable expenses in advance of the final disposition of a proceeding to (a) any present or former director or officer of us, (b) any individual who, while a director of the Company and at the request of us, serves or has served as a director, officer, partner, or trustee of another corporation, partnership, joint venture, trust, employee benefit plan, or any other enterprise, from and against any claim or liability to which such person may become subject or that such person may incur by reason of his or her service in such capacity, or (c) the person responsible for directing or performing our day-to-day business affairs (the “Advisor”) or any of its affiliates acting as an agent of us.
However, under our charter, we shall not indemnify our directors or the Advisor or its affiliates for any liability or loss suffered by them, nor shall they be held harmless for any loss or liability suffered by us, unless all of the following conditions are met: (i) the directors or the Advisor or its affiliates have determined, in good faith, that the course of conduct that caused the loss or liability was in our best interests; (ii) the directors or the Advisor or its affiliates were acting on our behalf or performing services for us; (iii) such liability or loss was not the result of (A) negligence or misconduct by the directors, excluding the independent directors, or the Advisor or its affiliates, or (B) gross negligence or willful misconduct by the independent directors; and (iv) such indemnification or agreement to hold harmless is recoverable only out of our net assets and not from stockholders.
Our charter also provides, however, that we shall not indemnify our directors or the Advisor or its affiliates, or any persons acting as a broker-dealer, for any loss, liability, or expense arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; and (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Commission and of the published position of any state securities regulatory authority in which our securities were offered or sold as to indemnification for violations of securities laws.
Finally, our charter provides that we may not indemnify or advance funds to our directors or the Advisor or its affiliates for legal expenses and other costs unless all of the following conditions are satisfied: (i) the proceeding relates to acts or omissions with respect to the performance of duties or services on our behalf; (ii) the legal proceeding was initiated by (A) a third party who is not a stockholder or (B) a stockholder acting in his or her capacity as such and a court of competent jurisdiction approves such advancement; and (iii) the directors or the Advisor or its affiliates undertake to repay the advanced funds to us, together with the applicable legal rate of interest thereon, if it is ultimately determined that such director or the Advisor or its affiliate is not entitled to indemnification.
We also maintain insurance on behalf of all of our directors and executive officers against liability asserted against or incurred by them in their official capacities with us, subject to its limitations on indemnification.
In addition, on April 30, 2019, we assumed indemnification agreements of EA-1 pursuant to the merger of EA-1 with and into a wholly-owned subsidiary of us. On December 14, 2018, EA-1 entered into indemnification agreements with each of its directors and its continuing executive officers (each, an “Indemnitee”). We assumed EA-1's obligations and rights in their entirety. The indemnification agreements obligate us, if an Indemnitee is or is threatened to be made a party to, or witness in, any proceeding by reason of such Indemnitee’s status as a former director, trustee, officer, partner, manager, member, fiduciary, employee or agent of EA-1, or as a director, trustee, officer, partner, manager, member, fiduciary, employee or agent of another entity that the Indemnitee served in such capacity at EA-1's request, to indemnify such Indemnitee, and advance expenses actually and reasonably incurred by him or her, or on his or her behalf, subject to certain exceptions and conditions.
Our Employee and Director Long-Term Incentive Plan (the “Plan”) provides limitations on liability of directors as members of our board and as members of our compensation committee with respect to any act or omission on such person’s part, including but not limited to the exercise of any power or discretion given to such person under the Plan, except for those acts or omissions resulting from such person’s gross negligence or willful misconduct. Further, the Plan provides that the members of our compensation committee shall be indemnified by us for all expenses (including the amount of judgments and the amount of approved settlements made with a view to the curtailment of costs of litigation) reasonably incurred by such person in connection with or arising out of any action, suit or proceeding to the fullest extent permitted by law and by our charter and bylaws.

Item 16. Exhibits
The following exhibits are filed as part of this registration statement:

Exhibit No.	Description
4.1*	Account Update Form (including distribution instructions) (included as Appendix A to prospectus)
4.2*	Amended and Restated Distribution Reinvestment Plan (included as Appendix B to prospectus)
5.1*	Opinion of Nelson Mullins Riley & Scarborough LLP as to legality of securities
23.1*	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 5.1)
23.2*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
24.1*	Power of Attorney (included on signature page of registration statement)

*	Filed herewith.

Item 17. Undertakings
(a) The Registrant undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (1) to include any prospectus required by Section 10(a)(3) of the Securities Act; (2) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (3) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (1), (2) and (3) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(b) The Registrant undertakes (1) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof and (2) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(c) The Registrant undertakes that, for the purposes of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) under the Securities Act as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B under the Securities Act or other than prospectuses filed in reliance on Rule 430A under the Securities Act, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(d) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(e) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo, State of California, on July 17, 2020.

Griffin Capital Essential Asset REIT, Inc.
/s/ Javier F. Bitar
Javier F. Bitar
Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each of the persons whose signature appears below appoints and constitutes Javier F. Bitar and Howard S. Hirsch, and each of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to execute the Registration Statement on Form S-3 of Griffin Capital Essential Asset REIT, Inc. and any or all amendments (including post-effective amendments) thereto and any new registration statement with respect to the offering contemplated thereby filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, together with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission and such other agencies, offices and persons as may be required by applicable law, granting unto each said attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, each acting alone, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael J. Escalante	Chief Executive Officer and President and Director (Principal Executive Officer)	July 17, 2020
Michael J. Escalante

/s/ Javier F. Bitar	Chief Financial Officer and Treasurer (Principal Financial Officer)	July 17, 2020
Javier F. Bitar

/s/ Bryan K. Yamasawa	Chief Accounting Officer (Principal Accounting Officer)	July 17, 2020
Bryan K. Yamasawa

/s/ Kevin A. Shields	Executive Chairman and Chairman of the Board of Directors	July 17, 2020
Kevin A. Shields

/s/ Gregory M. Cazel	Independent Director	July 17, 2020
Gregory M. Cazel

/s/ Ranjit M. Kripalani	Independent Director	July 17, 2020
Ranjit M. Kripalani

/s/ Samuel Tang	Independent Director	July 17, 2020
Samuel Tang

/s/ J. Grayson Sanders	Independent Director	July 17, 2020
J. Grayson Sanders

/s/ Kathleen S. Briscoe	Independent Director	July 17, 2020
Kathleen S. Briscoe